Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

SSI CO-ISSUER LLC

This Limited Liability Company Agreement (this “Agreement”) of SSI Co-Issuer LLC is entered into as of the 7th day of May, 2010, by SSI Investments II Limited, an Irish company, as the sole member (the “Member”).

The Member in order to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), hereby agrees with the Company (as defined below) as follows:

Section 1. Name.

The name of the limited liability company shall be SSI Co-Issuer LLC (the “Company”).

Section 2. Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
SSI Investments II Limited	c/o Berkshire Partners LLC 200 Clarendon Street 35th Floor Boston, MA 02116

Section 3. Registered Office/Registered Agent.

The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

Section 4. Certificate.

Each of the Member, Manager (to be defined hereafter), and Ryan Schaffer, authorized person, are hereby designated as an authorized person with the meaning of the Act to execute, deliver and file the certificate of formation of the Company (the “Certificate”), and to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.

Section 5. Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

Section 6. Management.

6.1 Board of Managers. The business of the Company shall be managed by a Board of Managers, and the persons constituting the Board of Managers shall be the “managers” of the Company for all purposes of the Act (each, a “Manager,” and collectively, the “Managers”) and decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act. The number and identity of persons constituting the Board of Managers shall from time to time be determined by the Member. Upon the effectiveness of this Agreement, the Board of Managers shall consist of:

Michael Ascione

6.2 Term. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed by the entity appointing him or her, resigns or dies. Any Manager may be removed by the Member, at any time without giving any reason for such removal. A Manager may resign by written notice to the Company, provided that at least 60 days’ written notice has been given to the Member of such resignation. Vacancies in the Board of Managers shall be filled as provided in Section 6.1 above.

6.3 Action by Board. All decisions of the Board of Managers shall be by a vote of a majority of the Managers present in person or by proxy, or by written consent. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, and shall be treated for all purposes as the act of the Board of Managers if a majority of the Managers consent thereto in writing. The Board of Managers may, by vote or resolution of the Board of Managers, delegate any or all of its powers to any committee thereof.

6.4 Meetings. Meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by any two Managers, reasonable notice thereof being given to each other Manager, provided that no notice is required for a meeting if the Board is constituted by fewer than two Managers. Reasonable notice shall be by overnight delivery at least two complete business days, by facsimile at least one complete business day, or in person or by telephone at least one complete business day, before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice prior to or at the commencement of the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting. In the event that any Manager is unable to attend any meeting, such Manager may give to any other Manager such non-attending Manager’s proxy to exercise such non-attending Manager’s voting rights at such meeting. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law and such participation shall constitute presence in person at such meeting.

6.5 Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Managers then in office present in person or by proxy shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

6.5 Fees and Expenses. Each Manager shall be reimbursed for such Manager’s reasonable expenses incurred in the performance of such Manager’s duties as Manager. In the discretion of the Board of Managers, each Manager (other than an employee of the Company) may be paid such fees for such Manager’s services as Manager as the Board of Managers from time to time may determine. Nothing contained in this Section shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

6.6 Other Rules. The Board of Managers may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

6.7 Authority of Board of Managers. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as may be otherwise expressly provided in this Agreement or any other agreement between such Member and the Company, notwithstanding the last sentence of Section 18-402 of the Act, in no event shall any Member, in its capacity as such, have any right or authority to act for or bind the Company, and no Member in its capacity as such shall take part in or interfere in any manner with the management of the business and affairs of the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members and any other limitations contained in this Agreement, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of the State of Delaware. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.

6.8 Officers; Agents. The Board of Managers by vote or resolution of the Board of Managers shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that without delegation for a specific transaction or generally, no officer shall have the power to acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees, to merge, liquidate or dissolve the Company, or to sell or lease all or any substantial portion of the assets of the Company. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 6.8, the Member shall be the sole person with the power to bind the Company.

6.9 Appointment/Election. Officers and agents of the Company, if any, shall be appointed by the Board of Managers from time to time in its discretion. An officer may be but none need be a Member or a Manager. Any two or more offices may be held by the same person. The Board of Managers may delegate to any officer the power to elect or appoint any other officer or any agents. Each officer shall hold office until the first meeting of the Board of Managers following the beginning of the next fiscal year and until such officer’s respective successor is chosen, unless a shorter period shall have been specified by the terms of such officer’s election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power. Any officer or agent may resign by delivering a written letter of resignation to the Company, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt. The Board of Managers or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent. The initial officers of the Company shall be:

Michael C. Ascione	President and Secretary
John Maldonado	Assistant Secretary
David Humphrey	Assistant Secretary

6.10 Chairman, Vice Chairman, President and Vice President. The Chairman, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Unless the Board of Managers otherwise specifies, the Chairman, or if there is none, the President, shall preside, or designate the person who shall preside, at all meetings of members and of the Board of Managers. Unless the Board of Managers otherwise specifies, the President shall be the chief executive officer and shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, shall have general charge and supervision of the business of the Company. Any vice presidents shall have duties as shall be designated from time to time by the Board of Managers, the Chairman or the President.

6.11 Treasurer and Assistant Treasurers. Unless the Board of Managers otherwise specifies, the Treasurer, if any, shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chairman or the President. If no Controller is elected, the Treasurer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chairman, the President or the Treasurer.

6.12 Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the Board of Managers otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chairman, the President or the Treasurer. Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the Board of Managers, the Chairman, the President, the Treasurer or the Controller.

6.13 Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be none or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chairman or the President. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chairman, the President or the Secretary.

6.14 Execution of Papers. Except as the Board of Managers may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in this Section 6, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company shall be signed by the Chairman, the President, a Vice President, the Secretary or the Treasurer.

Section 7. Reliance by Third Parties.

Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

Section 8. Capital Contributions.

The Member has contributed $100.00 in cash, as its initial capital contribution to the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company.

Section 9. Additional Contributions.

The Member may make, but shall not be required to make, any additional capital contributions to the Company.

Section 10. Taxation.

It is the intent of the Member that since the Company has a single owner, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.

Section 11. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 12. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 13. Resignation.

The Member may resign from the Company.

Section 14. Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

Section 15. Assignments.

The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

Section 16. Amendments.

This Agreement may be amended or restated from time to time by the Member.

Section 17. Liability of Member.

The Member shall not have any liability for any obligations or liabilities of the Company except to the extent provided in the Act.

Section 18. Governing Law.

This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first above written.

SSI Investments II Limited

/s/ MICHAEL C. ASCIONE
By: Michael C. Ascione
Title: Authorized Signatory